Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related Prospectus and Prospectus Supplement of Invitae Corporation for the registration of Invitae Corporation’s debt securities, common stock, preferred stock, depositary shares, warrants and/or rights, and to the incorporation by reference therein of our report dated March 5, 2018, with respect to the consolidated financial statements of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 9, 2018